Exhibit 10.25

FARMOUT AGREEMENT

THIS FARMOUT AGREEMENT (the "Agreement") is made as of this 24th day of January, 2011 (the "Effective Date") by and between PENASCO PETROLEUM, INC. of 600 Leopard Street, Suite 2015, Corpus Christi, TX 78401 ("Farmor") and CORE MINERALS MANAGEMENT II, LLC, of 25 NW Riverside Drive, Suite 300, Evansville, IN 47708 ("Farmee"), with Farmor and Farmee being the "Parties," or "Party," as the case may be.

WHEREAS, Farmor owns interests in those certain oil and gas leases located in Jefferson and Wayne, Counties, Illinois and as otherwise being described on Exhibit 'A' and as outlined on Exhibit 'D' to this Agreement (the "Prospect"), and the Parties desire to enter into this Agreement to provide for the joint development of the Prospect as otherwise provided under the terms and conditions of this Agreement.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

I.
Assignment. Farmor shall assign, upon execution of this Agreement, all of those interests that it may have in those oil and gas leases which comprise the Prospect unto Farmee, reserving unto itself an undivided Ten Percent (10%) working interest in said leases ("Retained Working Interest") by way of an assignment in substantially the same form as that attached to this Agreement as Exhibit 'B,' which shall be free and clear of all encumbrances, including any and all overriding royalty interests created by it. The assignment shall be made expressly subject to this Agreement and any other agreements that may exist between the Parties. Farmee shall be the named operator of the Prospect, and all activities, other than those expressly required under this Agreement, shall be conducted pursuant to that joint operating agreement attached to this Agreement as Exhibit 'C' (the "JOA"). Any additional assignments of interest in the Prospect that may be made by the Parties to any third parties, which are expressly allowed, shall also be made subject to this Agreement, and any exhibits to this Agreement, including the JOA, and all provisions thereof.

II.
Evaluation. Farmee agrees that after the assignment of the leases described above that it shall commence evaluating the Prospect, including shooting additional seismic data, as may be necessary, and gathering and interpreting certain geological, geophysical, and technical data and information, and developing a strategy which it shall utilize in the development of the Prospect ("Evaluation Period.)" Farmee shall evaluate the Prospect during the Evaluation Period in its own sole and exclusive discretion and using its reasonable judgment, but shall provide Farmor will periodic updates with the information that it so acquires.

III.
Initial Well. At the termination of the Evaluation Period by Farmee, or on or before June 30, 2011 whichever occurs first, Farmee agrees that it shall spud the initial well somewhere within the Prospect at a location of Farmee's sole and exclusive discretion and to a depth that will penetrate the McCloskey formation (the "Initial Well"). Should Farmee be unwilling or unable to spud the Initial Well before the deadline, then the penalties outlined below within Article V regarding the reassignment obligations of Farmee shall control.

IV.
Development. In the development of the Prospect, Farmee shall be required to spend One Million and Three Hundred and Fifty Thousand Dollars ($1,350,000) ("Earning Threshold") on all developmental activities on the Prospect, including all leasing, legal, regulatory and land activities, geophysical and geological testing, or other seismic acquisition, and in the drilling, testing, and completing of the Initial Well or any subsequent wells thereto, including for drilling any water injection or supply wells, and in all costs associated with waterflooding the Prospect, if any, but exclusive of any Farmee administrative costs, overhead, and employee salaries , except for those such administrative costs, overhead and employee salaries which would otherwise be chargeable pursuant to the JOA in connection with the drilling, completion or reworking of any wells on the Prospect (collectively, "Capital Costs"). Farmor's working interest shall be a carried working interest while Farmee is developing the Prospect and all Capital Costs shall be borne by Farmee, until the Earning Threshold is met. Farmee shall have complete control of the development of the Prospect, including deciding what further testing may be required, if any, the method and manner of conducting any further tests on the Prospect, any and all leasing and land activities conducted on the Prospect, the location, depth and completion of any and all wells drilled on the Prospect, including the Initial Well, and any other activities which Farmee may choose to commence on the Prospect. Farmee shall be required to expend the Earning Threshold within twenty four (24) months of the Effective Date, or until the Earning Threshold is exhausted if prior to twenty four (24) months, whichever occurs first(the "Development Period") or it shall be subject to the penalties contained below within Article V concerning the reassignment obligations of Farmee, which shall be the only penalties for failure to expend the Earning Threshold during the Development Period. Farmee agrees to use its best efforts to pay all lease renewals or extensions on any of the leases assigned by Farmor during the Development Period so as to keep said oil and gas leases in full force and effect, or by acquiring new leases on the acreage, if required, with all costs associated therewith being added to the Capital Costs. Farmee agrees that it shall provide to Farmor periodic updates on the status of activities conducted by Farmee during the Development Period, including the Capital Costs which up to that time have been expended by Farmee in the development of the Prospect. After the Earning Threshold is met, or at the expiration of the Development Period, then all further costs associated with the Prospect would be borne by the Parties and their respective working interests at that time and would be pursuant to the JOA. Should any of the wells drilled on the Prospect, if any, be capable of being produced and are so produced then the operating costs associated therewith would be borne by the Parties and their respective working interests pursuant to the JOA, and would not be added to the Capital Costs of Farmee.

V.
Reassignment Penalty. Should Farmee be unwilling or unable to spud the Initial Well or should Farmee fail to expend the Earning Threshold during the Development Period or that portion before April 1, 2012, as outlined below, then Farmee will be required to reassign to Farmor an interest in the Prospect as follows:

a.	If Farmee is unwilling or unable to spud the Initial Well by June 30, 2011, Farmee loses all of its right, title, and interest in the Prospect and will assign all of its interest back to Farmor; and,

b.
If Farmee fails to expend at least half of the Earning Threshold ($675,000) by April 1, 2012, then Farmee loses 50% of the right, title and interest in the Prospect and will assign 50% of the interest in the Prospect back to Farmor, which will result in Farmor owning a total of an undivided Fifty Percent (50%) working interest in the Prospect and Farmee owning a total of an undivided Fifty Percent (50%) working interest in the Prospect; and,

c.
If Farmee fails to expend the Earning Threshold during the remainder of the Development Period, then Farmee will be required to reassign to Farmor an interest in the Prospect which shall be equal to the proportion of the Earning Threshold which up to that time Farmee has not spent, after taking into account any interest in the Prospect which has previously been reassigned to Farmor pursuant to paragraph b. above. (For example, should Farmee expend one-quarter (1/4) of the Earning Threshold on the Prospect before the expiration of the Development Period, then it shall assign back to Farmor three-quarters (3/4) of the working interest in the Prospect which it was initially assigned, after taking into account any interest reassigned in paragraph b.).

Should Farmee fail to retain fifty percent (50%), or more, of the working interest in the Prospect, then Farmor shall be the named operator of the Prospect going forward and the JOA shall be amended to reflect the change in operator as of the date of reassignment by Farmee. The penalties under this Article V shall be the only penalties, damages and compensation due to Farmor for the failure of Farmee to perform any of the actions required by it under this Agreement. Should Farmor be reassigned working interest in the Prospect, so that its working interest at the expiration of the Development Period is greater than or equal to Twenty-Five Percent (25%), then it shall not be entitled to any additional interest at Payout, as defined below.

VI.
Carried Interest Back In. If and when the net proceeds to Farmee attributable to production from the Initial Well, and any additional wells on the Prospect, if so drilled and completed, after deducting applicable operating costs, equals those Capital Costs which have actually been incurred by Farmee in the development of the Prospect during the Development Period up to the Earning Threshold, or when the gross production attributable to the Prospect equals 29,000 barrels of oil, whichever occurs first (the "Payout") then the Retained Working Interest shall be converted into a Twenty-Five Percent (25%) working interest in the Prospect and all wells and other equipment located thereon ("Payout Working Interest"). The conversion of said working interest will occur the first day of the month following the month the Prospect has reached Payout. The JOA between the Parties shall be amended to reflect the change in working interest percentages between the Parties, and all costs thereafter shall be split between the Parties' adjusted working interest percentages. It being understood that Farmor shall only be entitled to up to a Twenty-Five Percent (25%) working interest in the Prospect at Payout, and should Farmor have been reassigned any working interest pursuant to Article V above, then the total working interest attributable to Farmor shall not exceed Twenty-Five Percent (25%) at Payout, and the Payout Working Interest shall be proportionately reduced in such an event accordingly, unless Farmor has received greater than a Twenty-Five Percent (25%) working interest before Payout, in which case Farmor's working interest shall not change at the Payout. Farmee agrees that it shall provide to Farmor, as often as reasonably possible, as much information as it may have in order to establish if and when Payout has occurred, and that Farmor, at its sole cost and expense, may audit the records of Farmor to determine if and when Payout has occurred.

VII.
Area of Mutual Interest. The Parties agree that they shall enter into an area of mutual interest which shall encompass the Prospect, as otherwise outlined on Exhibit 'D' (the "AMI"), and that if either Party shall acquire any acreage within the AMI not identified on Exhibit "A" within two (2) years of the Effective Date, then it shall for all intents and purposes be treated as though it was made a part of this Agreement as of the Effective Date. Should Farmee acquire any acreage within the AMI during the Evaluation Period or during the Development Period not identified on Exhibit "A", then it shall add all costs for the acquisition of the acreage to the Capital Costs and shall cause Farmor to be assigned its Retained Working Interest, which shall also be subject to the provisions regarding Payout Working Interest. Should either Party acquire the acreage after the Development Period has ended, then the Party that so acquired the acreage shall offer it to the other Party and said Party shall have the option of participating in it for its share of the costs of acquisition of the acreage. Should the Party that was offered the acreage not be willing to bear its proportionate share of costs, then said acreage shall not be added to this Agreement and the Party that acquired the acreage will be free to develop it on its own outside of this Agreement. Should Farmee or Farmor contribute a lease in the AMI which has an eighty percent (80%) or greater net revenue interest, then both the Farmee and Farmor shall share equally (50:50) the difference between the actual net revenue interest and eighty percent (80%) in the form of an overriding royalty interest.

This Agreement being entered into as of the Effective Date first written above.

FARMOR
PENASCO PETROLEUM, INC.

/s/ Jeremy G. Driver
By:	Jeremy G. Driver
Its:	President

FARMEE
CORE MINERALS MANAGEMENT II, LLC

/s/ Michael R. McLear
By:	Michael R. McLear
Its:	Executive Vice President

Exhibit 'A'
 MARKHAM CITY N. PROSPECT
 JEFFERSON CO., IL

TRACT#	TRACT DESCRIPTION	GROSS ACRES	MINERAL ACRES LEASED	MINERAL ACRES UNLEASED	PERCENT OF TRACT LEASED	ROYALTY PAID	DATE LEASED	TERM

49	SE 1/4 SE 1/4 13, 2, 4	40.00	38.685	1.315	96.713	1/8	Aug-07	5 YR

80- HBP	E 1/2 NE 1/4 24, 2,4	79.00	0	79.000	0.00

81	N 1/2 SE 1/4 24, 2, 4	74.00	74.000	0.000	100.00	1/8	Jan-09	5 YR

81-A	6 ACRES ACROSS N 1/2 SE 1/4 24, 2, 4	6.00	0	6.000	0.00

82	NW 1/4 NE 1/4 24, 2, 4	40.00	40.000	0.000	100.00	1/8	Jun-09	5 YR

83	W 1/2 SW 1/4 NE 1/4 24,2,4	20.00	20	0.000	100.00	1/8	Jul-10	2 YR

84	E 1/2 SW 1/4 NE 1/4 24, 2, 4	20.00	20	0.000	100.00	1/8	Jul-10	2 YR

85	N 13 1/3 ACRES OF E 1/2 E 1/2 NW 1/4 24,2,4	13.30	13.3	0.000	100.00	1/8	Nov-09	5 YR

86	S 26.7 ACRES OF E 1/2 E 1/2 NW 1/4 24, 2, 4	26.70	26.7	0.000	100.00	1/8	Nov-09	5 YR

87	NW 1/4 NW 1/4, W 1/2 NE 1/4 NW 1/4, NW 1/4 SE 1/4 NW 1/4 & N 1/2 SW 1/4 NW 1/4 24,2,4	90.00	15	75.000	16.667	1/8	Nov-09

88	20 AC. S. SIDE SW 1/4 NW 1/4, 10 AC. S. END W 1/2 SE 1/4 NW 1/4 24, 2 , 4	30.00	0	30.000	0.00

89	PART N 1/2 SW 1/4 S. OF RR R.O.W. SW 1/4 SW 1/4, EXC. PART NOT VACATED IN PEPPLES ADDITION	52.00	0	52.000	0.00

90	SE 1/4 NW 1/4. S 1/2 SW 1/4 SE 1/4, NW 1/4 SW 1/4 SE 1/4 24, 2, 4	70.00	16.841	53.159	24.059	1/8	Dec-08	5 YR

91	SE 1/4 SE 1/4 24, 2, 4 10 AC. NE CORNER SW 1/4 SE 1/4 24, 2, 4	50.00	40.7947	9.2053	81.589	1/8	Dec-08	5 YR

TRACT#	TRACT DESCRIPTION	GROSS ACRES	MINERAL ACRES LEASED	MINERAL ACRES UNLEASED	PERCENT OF TRACT LEASED	ROYALTY PAID	DATE LEASED	TERM

92	PART N 1/2 SW 1/4 24, 2, 4 LYING N OF RAILROAD R.O.W.	50.00	0	50.000	0.000

93	SE 1/4 SW 1/4 12,2,4	40.00	0	40.000	0.000

94	N 1/2 NW 1/4 13, 2, 4	80.00	49.998	30.002	62.498	1/8	Jan-08	5 YR

95	SW 1/4 SE 1/4 12, 2, 4 N 1/2 NW 1/4 NE 1/4 13, 2, 4	60.00	0	60.000	0.000

96	SW 1/4 NW 1/4 13,2,4	40.00	0	40.000	0.000

97	SE 1/4 NW 1/4 13, 2, 4	40.00	23.532	16.468	58.830	1/8	Aug-08	5 YR

98	32 AC. SE 1/4 SW 1/4 13, 2, 4	32.00	32.000	0.000	100.000	1/8	0ct-08	5 YR

99	5 AC. SW/C. SE 1/4 SW 1/4 13, 2, 4	5.00	5.000	0.000	100.000	1/8	Jun-09	5 YR

100	3 AC. SE 1/4 SW 1/4 13, 2,4	3.00	3.000	0.000	100.000	1/8	0ct-08	5 YR

101	W 1/2 NW 1/4 SE 1/4 13, 2, 4 5 ACRES SW CORNER NE 1/4 13, 2, 4	25.00	20.860	4.140	83.440	1/8	Nov-08	5 YR

102	E 1/2 NW 1/4 SE 1/4 13, 2, 4	20.00	15.000	5.000	75.000	1/8	Nov-08	5 YR

103	SW 1/4 SE 1/4 13, 2, 4	39.75	23.582	16.168	59.326	1/8	Apr-09	5 YR

104	S 900' E 348' W 678' SW 1/4 SW 1/4 EX RD 13,2,4	6.70	2.468	4.232	36.836	1/8	Jan-09	5 YR

105	PT SW 1/4 SW 1/4 - BEG 60' W NE COR, S 1290.22', W 20' N 903.75' W 594.50', N 394.11', E 615.53' TO POB 13,2,4	6.00	2.206	3.794	36.767	1/8	Jan-09	5 YR

106	S 1000' SW1/4SW1/4, EXW 678' & EX E 80'& EX ROAD 13, 2,4	12.75	4.686	8.064	36.753	1/8	Jan-09	5 YR

107	PT SW 1/4 SW 1/4 - BEG NW COR, NE 678.04', S 494.14', SW 678.2', S 494.14', SW 678.2', N 503.02' TO POB 13,2.4	7.75	2.846	4.904	36.723	1/8	Jan-09	5 YR

108	S 900' W 330' SW 1/4 SW 1/4 13, 2, 4 EX RD LYINGS & ADJ	6.70	2.468	4.232	36.836	1/8	Jan-09	5 YR

109	S 400'W 1010' NW 1/4 SW 1/4 & W 1010' NW 1/4 SW 1/4 EX N 348' & EXS40'13, 2,4	16.50	6.069	10.431	36.782	1/8	Jan-09	5 YR

110	N 690.24' SW 1/4 SW 1/4 EX N 348' & EXW 678' S 322.24' 13, 2, 4	10.65	3.595	7.055	33.756	1/8	Jan-09	5 YR

111	N 348' NW 1/4 SW 1/4 EX N 328' W 678' & N 328' W 678' NW 1/4 SW 1/4 13, 2, 4	10.85	3.959	6.891	36.488	1/8	Jan-09	5 YR

TRACT #	TRACT DESCRIPTION	GROSS ACRES	MINERAL ACRES LEASED	MINERAL ACRES UNLEASED	PERCENT OF TRACT LEASED	ROYALTY PAID	DATE LEASED	TERM

112	NE 1/4 & E 40' NW 1/4 SW 1/4 & E 40' SW 1/4 SW 1/4 & NW 1/4 SW 1/4 EX N 690.24' & EX W 1010' & EX S 40' E 40' & W 20' E 80' SW 1/4 SW 1/4 13, 2. 4	47.5	17.475	30.025	36.789	1/8	Jan-09	5 YR

113	25 AC. NE CORNER NE 1/4 SE 1/4 13, 2, 4	25	23.332	1.668	93.328	1/8	Dec-08	5 YR

114	W 15 AC S 1/2 N 1/2 NE 1/4 13, 2, 4	15	7.500	7.500	50.000	1/8	Dec-08	5 YR

115	30.5 AC. S SIDE SE 14/ NE 1/4 & 20.5 AC. E SIDE SW 1/4 NE 1/4 13, 2, 4	50.5	25.2831	25.2169	50.066	1/8	Dec-08	5 YR

115-A	S1/2 N 1/2 NE 1/4, EX. W. 15 AC. 6 N 9.5 AC. SE 1/4 NE 1/4 13, 2, 4	34.5	17.25	17.250	50.000	1/8	Dec-08	5 YR

118	S. 15 AC. E. SIDE NE 1/4 SE 1/4 13, 2, 4	15	13.500	1.500	90.000	1/8	Jun-08	5 YR

119	N 3/4 W 1/2 SW 1/4 NE 1/4 13, 2, 4	15	7.500	7.500	50.000	1/8	Aug-09	5 YR

120	SW/4SW/4 19, 2, 5	40	0.000	40.000	0.000

121	NW/4 SW/4 19, 2, 5	40	25.000	15.000	62.500	1/8	Sep-10	5 YR

122	W/2 SW/4 18, 2, 5	80	60.000	20.000	75.000	1/8	Mar-10	5 YR

123	NW/4 NW/4 18, 2,5	40	40.000	0.000	100.000	5/32	Oct-10	3 YR

124	SW/4 NW/4 18, 2, 5	40	40.000	0.000	100.000	5/32	Nov-10	3 YR

125	4 AC. Begin. @ point 16 rods E. of SW/C NE/4 SW/4 - N. 40 rods, E. 16 rods, S. 40 rods, W. 16 rods, 18,2,5	4	4.000	0.000	100.000	1/6	Nov-10	3 YR

126	SE/4 NW/4, N/2 NE/4 SW/4 & Part E/2 SW/4 desc. as: Begin SW/C SE/4 SW/4, E. 16 rods, N. 120 rods, W. 16 rods & S. 120 rods to P.O.B (12 ac) 72 ac. total, 18,2,5	72	68.458	3.542	95.081	1/8 5/32 to Bluford Grain	Aug-10	5 YR 3 YR TO B. G.

127	Pari NE/4 SW/4 desc. as: Begin SE/c & running W. 48 rods, N. 40 rods, E. 48 rods & S. 40 rods to P.O.B. (12 ac.) 18, 2, 5	12	12.000	0.000	100.000	5/32	Nov-10	3 YR

	TOTALS:	1654.150	867.8878	786.2622	2801.8240

	DATE OF LEASE COLUMN REFERS TO DATE OF FIRST LEASE, FOR THOSE TRACTS WITH MULTIPLE MINERAL INTEREST OWNERS.

EXHIBIT B

ASSIGNMENT OF OIL
AND GAS LEASES

JEFFERSON [AND WAYNE] COUNTIES, ILLINOIS

Prepared by:
Core Minerals Management
II, LLC, of 25 NW
Riverside Drive, Suite 300
Evansville IN 47708

THIS ASSIGNMENT of Oil and Gas Leases (the "Assignment") is entered into this 13th day of January, 2011, (the "Effective Date") by and between Pensaco Petroleum, Inc., of 600 Leopard Street, Suite 2015, Corpus Christi, TX, as "Assignor," and Core Minerals Management II, LLC, an Indiana Limited Liability Company of 25 NW Riverside Drive, Suite 300, Evansville, IN 47708, as "Assignee," and with Assignor, collectively being referred to as the "Parties."

WHEREAS, Assignor owns certain undivided working interests in the following described lands being located in Jefferson [or Wayne County], Illinois:

Those certain leases and properties being described on Exhibit 'A' and incorporated by reference, and made a part hereof, and being collectively referred to as the "Lands."

FURTHER, Assignor and Assignee have entered into that certain Farmout Agreement of even date hereof, and including all exhibits or other agreements related thereto (collectively, the "Farmout Agreement"), whereby the Parties have agreed to jointly develop the Lands under the terms and conditions thereof, and pursuant to said Farmout Agreement the Parties desire to enter into this Assignment in order to effectuate the transfer of the interests in the Lands as otherwise set forth in this Assignment.

NOW, THEREFORE, for TEN DOLLARS ($10.00) cash in hand, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor grants, bargains and conveys unto the Assignee an undivided Ninety Percent (90%) of the working interest into all of the Lands, including a like interest into any and all appurtenances, equipment, wells, lines, agreements, rights of way, leases or contracts which may affect the Lands, expressly reserving unto Assignor an undivided Ten Percent (10%) of the working interest into the Lands, with both interests being subject to certain conditions, including the escalation thereof, as otherwise set forth in said Farmout Agreement.

FURTHER, this Assignment is made expressly subject to the Farmout Agreement, and any additional assignments of the interests in the Lands shall be made expressly subject to the Farmout Agreement, an original of which resides in the offices of the Parties. The Assignment is not meant to alter, amend or otherwise change any term or condition of the Farmout Agreement, and any conflict which may arise shall be expressly governed by said Farmout Agreement. However, this Assignment may be conclusively relied upon by any and all third parties to vest the undivided Ninety-Percent (90%) working interest in the Lands unto Assignee, with Assignor retaining the remaining Ten Percent (10%) thereof, subject to those certain terms in the Farmout Agreement.

Assignor hereby specially warrants title to the lands, by, through and under Assignor, but not otherwise, and makes such further assurance as may be reasonably necessary in order to fully vest the undivided Ninety Percent (90%) of the working interest unto Assignee, however, it being expressly understood that some of the interests in the Lands may not include the full, complete and undivided title to the oil, gas or other minerals.

This Assignment is executed by Parties as of the date of acknowledgment of the signature below, but is effective for all purposes as of the Effective Date stated above.

ASSIGNOR

PENASCO PETROLEUM, INC.

BY: ________________________________________
________________________________________

ASSIGNEE

CORE MINERALS MANAGEMENT II, LLC

BY: ________________________________________
________________________________________

Acknowledgements

STATE OF _____________________)

COUNTY OF _____________________)

The foregoing instrument was signed, sworn and acknowledged before me this ___________ day of January, 2011, by  ______________, known to me personally or otherwise proven  and to be the ___________________________of Penasco Petroleum, Inc. and acting under his  own hand and on behalf of the company, having authority to do the same.

_________________________________________________
Notary Public in and for the State of _____________________
County of: ________________________________________
Printed Name: ______________________________________
My Commission Expires: ______________________________

STATE OF _____________________)

COUNTY OF _____________________)

The foregoing instrument was signed, sworn and acknowledged before me this ___________ day of January, 2011, by  ______________, known to me personally or otherwise proven  and to be the ___________________________of Core Minerals Management II, LL,  and acting under his  own hand and on behalf of the company, having authority to do the same.

_________________________________________________
Notary Public in and for the State of _____________________
County of: ________________________________________
Printed Name: ______________________________________
My Commission Expires: ______________________________

Exhibit 'A'
to the Assignment of Oil and Gas Leases

LETTER AGREEMENT
Amending the Farmout Agreement

THIS LETTER AGREEMENT (the "Agreement") is made as of this 9th day of March, 2011 (the "Effective Date") by and between PENASCO PETROLEUM, Inc. of 600 Leopard Street, Suite 2015, Corpus Christi, TX 78401 ("Farmor") and CORE MINERALS MANAGEMENT II, LLC, of 25 NW Riverside Drive, Suite 300, Evansville, IN 47708 ("Farmee"), with Farmor and Farmee being the "Parties," or "Party," as the case may be.

WHEREAS, the Parties entered into that certain Farmout AGREEMENT dated January 24, 2011, which provided for the development of that certain prospect known as the Markham City North Prospect (the "Farmout Agreement"), with certain obligations as contained therein, and now desire to amend certain conditions. Any capitalized terms, not expressly defined herein, shall have the same meaning as within that certain Farmout Agreement.

NOW THEREFORE, for valuable consideration, being the mutual covenants and benefits to be derived herefrom, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

I.
HBP Acreage. There currently exists on the Prospect certain acreage which is held by production by certain third party operators, and in order to sufficiently develop the Prospect, the Parties desire to attempt to purchase that certain acreage, which is generally defined as the Eastern Half of the Northeast Quarter of Section 24, Township 2 South, Range 4 East, and with all the wells located thereon being the "HBP Acreage." The Parties acknowledge that Farmee will use reasonable efforts to purchase said HBP Acreage from the third parties, but shall not be under any obligation to do so. If Farmee is successful in it attempts to acquire the HBP Acreage, then it shall be added to the Farmout Agreement and become part of the Prospect.

II.
Initial Well Requirement. Furthermore, the Parties acknowledge that in attempting to purchase the HBP Acreage, that Farmee will incur significant cost and expense, and therefore, the Parties desire to provide that should Farmee be successful in its attempts to purchase the HBP Acreage, that the Initial Well requirement, as provided in the Farmout Agreement, shall be deemed satisfied. All other requirements of Farmee shall remain unchanged. Should Farmee be unsuccessful in acquiring the HBP Acreage, then the Initial Well requirement shall remain unchanged, but the deadline to drill the Initial Well shall be extended by that certain time while Farmee is attempting in good faith to negotiate for the HBP Acreage with said third party operator, however, in no event shall the deadline to drill the Initial Well be extended beyond September 30, 2011. Once Farmee has terminated any negotiations with the third parties to acquire the HBP Acreage, it shall notify Farmor of the fact, and the new deadline to drill the Initial Well shall be determined.

III.
Capital Costs and Working Interest. The Parties further agree that all costs associated with the attempted procurement of the HBP Acreage shall be deemed Capital Costs required to be spent by Farmee in the development of the Prospect. Furthermore, if Farmee is successful in its attempts to acquire the HBP Acreage, it shall assign to Farmor that certain Retained Working Interest in the HBP Acreage, which shall be subject to all other provisions of the Farmout Agreement, including those concerning Payout.

All other provisions of the Farmout Agreement shall remain unchanged by this Agreement, and the Parties hereby expressly ratify the Farmout Agreement in its entirety, except for those certain additional terms and conditions as contained herein.

FARMOR

PENASCO PETROLEUM, INC.

/s/ Jeremy G. Driver
By:	Jeremy G. Driver
Its:	CEO

FARMEE
CORE MINERALS MANAGEMENT II, LLC

/s/ Mike McLear
By:	Mike McLear
Its:	Executive O.P.